Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Melissa Poole	Jeff Beckman
717-534-7556	717-534-8090

Hershey Reports First-Quarter 2019 Financial Results;
Reaffirms 2019 Net Sales and Earnings Outlook

HERSHEY, Pa., April 25, 2019 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the first quarter ended March 31, 2019 and reaffirmed its 2019 net sales and earnings outlook.

“Our year has gotten off to a strong start and we are on track to deliver our financial commitments,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “We remain committed to delivering balanced growth today, while making key investments in our brands, capabilities and people to take the business to the next level in the future.”

First-Quarter 2019 Financial Results Summary 1

•	Consolidated net sales of $2,016.5 million, an increase of 2.3%.

•	Constant currency net sales growth of 2.8%, with a 0.5 point headwind from foreign currency exchange.

•	The net impact of acquisitions and divestitures was a 0.9 point benefit to net sales growth.

•	Reported net income of $304.4 million, or $1.45 per share-diluted.

•	Adjusted earnings per share-diluted of $1.59, an increase of 12.8%.
1 All comparisons for the first quarter of 2019 are with respect to the first quarter ended April 1, 2018

2019 Full-Year Financial Outlook Summary 2

•	Full-year reported net sales are expected to increase in the 1% to 3% range.

•	The net impact of acquisitions and divestitures is estimated to be approximately a 0.5 point benefit.

•	The impact of foreign currency exchange is planned to be negligible based on current exchange rates.

•	Full-year reported earnings per share-diluted are expected to be in the $5.50 to $5.66 range.

•	Full-year adjusted earnings per share-diluted are expected to be in the $5.63 to $5.74 range, an increase of 5% to 7%.
2 All comparisons for full year 2019 are with respect to the full year ended December 31, 2018

First-Quarter 2019 Results
Consolidated net sales were $2,016.5 million in the first quarter of 2019 versus $1,972.0 million in the year ago period, an increase of 2.3%. Volume was a 1.7 point benefit, the net impact of acquisitions and divestitures was a 0.9 point benefit, and net price realization was a 0.2 point benefit. Foreign currency translation was a 0.5 point headwind.

As outlined in the table below, the company’s first-quarter 2019 results, as prepared in accordance with U.S. generally accepted accounting principles (GAAP), included items impacting comparability of $31.2 million, or $0.14 per share-diluted. For the first quarter of 2018, items impacting comparability totaled $51.9 million, or $0.24 per share-diluted.

Reported gross margin of 44.3% represented a decrease of 510 basis points versus the first quarter of 2018. Adjusted gross margin was 45.7% in the first quarter of 2019, compared to 44.9% in the first quarter of 2018, an increase of 80 basis points. This increase was driven by favorable raw material costs, volume, and insourcing of key seasonal items which was a discreet first quarter 2019 benefit of approximately 20 basis points. Additionally, we benefitted from cost savings from our complexity reduction efforts, which were slightly ahead of expectations.

In North America, media and production efficiency gains enabled by new capabilities drove double digit consumer impression growth through modest dollar spend increases. Advertising and related consumer marketing expense declined 0.8% in the first quarter of 2019 versus the same period last year driven primarily by the continued right-sizing and timing of International and Other segment investments. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing declined 1.9% versus the first quarter of 2018. This was driven by a continued reduction in general administrative costs as a result of our Margin For Growth Program initiatives, as well as slower than anticipated hiring due to a tight labor market in the United States.

First-quarter 2019 reported operating profit was $438.9 million, resulting in an operating margin of 21.8%. Adjusted operating profit of $470.5 million increased 9.9% versus the first quarter of 2018. This resulted in an adjusted operating margin of 23.3%, an increase of 160 basis points versus the first quarter of 2018 driven primarily by volume, gross margin gains and selling, marketing and administrative efficiencies.

The effective tax rate in the first quarter of 2019 was 23.2%, an increase of 130 basis points versus the first quarter of 2018 driven by the effects of U.S. tax reform and foreign rate differential related to derivative gains and losses, which were partially offset by the benefit of employee share-based payments. The adjusted tax rate in the first quarter of 2019 was 22.0%, a decline of 290 basis points versus the first quarter of 2018, driven by tax reform regulation releases, the benefit of employee share-based payments and the continued use of investment tax credits.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	March 31, 2019	April 1, 2018	March 31, 2019	April 1, 2018
Derivative Mark-to-Market Losses (Gains)	$28.0	$(96.3)	$0.13	$(0.41)
Business Realignment Activities	0.5	16.0	—	0.06
Acquisition-Related Costs	3.1	27.9	0.01	0.11
Noncontrolling Interest Share of Business Realignment and Impairment Charges	(0.4)	0.5	—	—
Total	$31.2	$(51.9)	$0.14	$(0.24)

The following are comments about segment performance for the first quarter of 2019 versus the year-ago period. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America (U.S. and Canada)
Hershey’s North America net sales were $1,807.0 million in the first quarter of 2019, an increase of 3.2% versus the same period last year. The net impact of acquisitions and divestitures was a 1.6 point benefit. Volume was a 1.4 point benefit, net price realization was a 0.4 point benefit, and foreign currency exchange rates were a 0.2 point headwind.

Total Hershey U.S. retail takeaway3 for the year to date period ended April 14, 2019, in the expanded multi-outlet combined plus convenience store channels (IRI MULO + C-Stores) decreased 5.2% versus the prior-year period. Hershey’s U.S. candy, mint and gum retail takeaway decreased 6.0%, resulting in a market share loss of approximately 20 basis points versus the prior-year period. These results were driven by a late Easter season and were in-line with expectations.

North America advertising and related consumer marketing increased 1.1% in the first quarter of 2019 versus the same period last year. Media and production efficiency gains enabled by new capabilities drove double digit consumer impression growth through modest dollar spend increases. Favorable sales, adjusted gross margin and marketing and administrative costs resulted in a segment income increase of 5.7% to $564.8 million in the first quarter of 2019, compared to $534.4 million in the first quarter of 2018.
3Includes candy, mint, gum, salty snacks, snack bars, meat snacks and grocery items.

International and Other
First-quarter 2019 net sales for Hershey’s International and Other segment decreased 4.9% to $209.5 million. Divestitures and foreign currency exchange rates were a 4.6 point and 3.5 point headwind, respectively. Volume was a 4.0 point benefit and net price realization was a 0.8 point headwind. Combined organic constant currency net sales growth in Mexico, Brazil, India and China was approximately 3%.

International and Other segment income increased 14.5% to $20.2 million in the first quarter of 2019 driven by gains from volume growth, gross margin expansion, and selling, marketing and administrative expense reductions as the company continues to execute against its Margin for Growth Program initiatives.

Unallocated Corporate Expense
Hershey's unallocated corporate expense in the first quarter of 2019 was $114.5 million, a decrease of $9.5 million versus the same period of 2018. The decline was driven primarily by Margin for Growth Program initiatives to reduce general administrative costs.

2019 Full-Year Financial Outlook
Full-year reported net sales are expected to increase in the 1% to 3% range. The net impact of acquisitions and divestitures is estimated to be approximately a 0.5 point benefit and the foreign currency exchange rate impact is expected to be minimal based on current exchange rates.

Full-year reported earnings per share-diluted are expected to be in the $5.50 to $5.66 range and adjusted earnings per share-diluted in the $5.63 to $5.74 range, an increase of 5% to 7% versus 2018.

Below is a reconciliation of projected 2019 and full-year 2018 earnings per share-diluted calculated in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2019 (Projected)	2018
Reported EPS – Diluted	$5.50 - $5.66	$5.58
Derivative mark-to-market gains	—	(0.72)
Business realignment activities	0.01 - 0.02	0.18
Acquisition-related costs	0.04 - 0.06	0.18
Gain on sale of licensing rights	—	(0.01)
Pension settlement charges relating to company-directed initiatives	0.03 - 0.05	0.02
Long-lived and intangible asset impairment charges	—	0.20
Impact of U.S. tax reform	—	(0.04)
Noncontrolling interest share of business realignment and impairment charges	—	(0.03)
Adjusted EPS – Diluted	$5.63 - $5.74	$5.36
2019 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that will be reflected within corporate unallocated expenses in segment results until the related inventory is sold, since we are not able to forecast the impact of the market changes.

Live Webcast
At 8:30 a.m. ET today, Hershey will host a conference call to elaborate on first-quarter results. To access this call as a webcast, please go to Hershey’s web site at http://www.thehersheycompany.com.

Note: In this release, Hershey references income measures that are not in accordance with GAAP because they exclude business realignment activities, acquisition-related costs, pension settlement charges related to company-directed initiatives, and gains and losses associated with mark-to-market commodity derivatives. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	March 31, 2019	April 1, 2018
Reported gross profit	$892,504	$974,060
Derivative mark-to-market losses (gains)	27,967	(96,250)
Business realignment activities	—	2,214
Acquisition-related costs	56	4,962
Non-GAAP gross profit	$920,527	$884,986

Reported operating profit	$438,869	$480,512
Derivative mark-to-market losses (gains)	27,967	(96,250)
Business realignment activities	484	15,951
Acquisition-related costs	3,180	27,926
Non-GAAP operating profit	$470,500	$428,139

Reported provision for income taxes	$92,053	$98,512
Derivative mark-to-market losses (gains)*	1,367	(8,941)
Business realignment activities*	(105)	3,827
Acquisition-related costs*	759	5,403
Non-GAAP provision for income taxes	$94,074	$98,801

Reported net income	$304,358	$350,203
Derivative mark-to-market losses (gains)	26,600	(87,309)
Business realignment activities	589	12,124
Acquisition-related costs	2,421	22,523
Noncontrolling interest share of business realignment and impairment charges	(433)	456
Non-GAAP net income	$333,535	$297,997

Reported EPS - Diluted	$1.45	$1.65
Derivative mark-to-market losses (gains)	0.13	(0.41)
Business realignment activities	—	0.06
Acquisition-related costs	0.01	0.11
Non-GAAP EPS - Diluted	$1.59	$1.41

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company's quarterly effective tax rate.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	March 31, 2019	April 1, 2018
As reported gross margin	44.3%	49.4%
Non-GAAP gross margin (1)	45.7%	44.9%

As reported operating profit margin	21.8%	24.4%
Non-GAAP operating profit margin (2)	23.3%	21.7%

As reported effective tax rate	23.2%	21.9%
Non-GAAP effective tax rate (3)	22.0%	24.9%

(1)	Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.

(2)	Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.

(3)
Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

We present certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.
A reconciliation between reported and constant currency growth rates is provided below:

	Three Months Ended March 31, 2019
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis
North America segment
Canada	(6.6)%	(4.6)%	(2.0)%
Total North America segment	3.2%	(0.2)%	3.4%

International and Other segment
Mexico	4.6%	(2.5)%	7.1%
Brazil	(17.9)%	(13.4)%	(4.5)%
India	(6.8)%	(8.3)%	1.5%
China[1]	(31.4)%	(4.5)%	(26.9)%
Total International and Other segment	(4.9)%	(3.5)%	(1.4)%

Total Company	2.3%	(0.5)%	2.8%
1 China results reflect the divestiture of the company’s Shanghai Golden Monkey business. Excluding this business, organic constant currency net sales growth was 5% in the first quarter of 2019.

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:
Mark-to-Market Losses (Gains) on Commodity Derivatives: The mark-to-market losses (gains) on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding losses (gains) are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability.  During the first quarter of 2017, we commenced the Margin for Growth Program to drive continued net sales, operating income and earnings per share-diluted growth over the next several years.  This program is focused on improving global efficiency and effectiveness, optimizing the company’s supply chain, streamlining the company’s operating model and reducing administrative expenses to generate long-term savings.   During the first quarter of 2019, business realignment charges related primarily to third-party costs related to this program. During the first quarter of 2018, business realignment charges related primarily to severance expenses and other third-party costs related to this program.

Acquisition-Related Costs: Costs incurred during the first quarter of 2019 related to the integration of the 2018 acquisitions of Amplify and Pirate Brands. Costs incurred during the first quarter of 2018 included legal and consultant fees incurred to affect the Amplify acquisition, as well as other costs relating to the integration of the business.

Noncontrolling Interest Share of Business Realignment and Impairment Charges: Certain of the business realignment and impairment charges recorded in connection with the Margin for Growth Program related to a joint venture in which we own a 50% controlling interest.  Therefore, we have also adjusted for the portion of these charges included within the income (loss) attributed to the noncontrolling interest.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; our ability to hire, engage and retain a talented global workforce; our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2018. All information in this press release is as of March 31, 2019. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

The Hershey Company
Consolidated Statements of Income
for the three months ended March 31, 2019 and April 1, 2018
(unaudited) (in thousands except per share amounts)

			First Quarter
			2019	2018

Net sales			$2,016,488	$1,971,959
Cost of sales			1,123,984	997,899
Gross profit			892,504	974,060

Selling, marketing and administrative expense			453,573	485,324
Business realignment costs			62	8,224

Operating profit			438,869	480,512
Interest expense, net			37,458	29,339
Other (income) expense, net			5,477	1,942

Income before income taxes			395,934	449,231
Provision for income taxes			92,053	98,512

Net income including noncontrolling interest			303,881	350,719

Less: Net (loss) income attributable to noncontrolling interest			(477)	516
Net income attributable to The Hershey Company			$304,358	$350,203

Net income per share	- Basic	- Common	$1.49	$1.71
	- Diluted	- Common	$1.45	$1.65
	- Basic	- Class B	$1.36	$1.55

Shares outstanding	- Basic	- Common	148,709	150,114
	- Diluted	- Common	210,327	211,955
	- Basic	- Class B	60,614	60,620

Key margins:
Gross margin			44.3%	49.4%
Operating profit margin			21.8%	24.4%
Net margin			15.1%	17.8%

The Hershey Company
Supplementary Information – Segment Results
for the three months ended March 31, 2019 and April 1, 2018
(unaudited) (in thousands of dollars)

	First Quarter
	2019	2018	% Change
Net sales:
North America	$1,806,958	$1,751,688	3.2%
International and Other	209,530	220,271	(4.9)%
Total	$2,016,488	$1,971,959	2.3%

Segment income:
North America	$564,761	$534,426	5.7%
International and Other	20,243	17,680	14.5%
Total segment income	585,004	552,106	6.0%
Unallocated corporate expense (1)	114,504	123,967	(7.6)%
Mark-to-market adjustment for commodity derivatives (2)	27,967	(96,250)	(129.1)%
Costs associated with business realignment initiatives	484	15,951	(97.0)%
Acquisition-related costs	3,180	27,926	(88.6)%
Operating profit	438,869	480,512	(8.7)%
Interest expense, net	37,458	29,339	27.7%
Other (income) expense, net	5,477	1,942	182.0%
Income before income taxes	$395,934	$449,231	(11.9)%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
(2) Net losses (gains) on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative (gains) losses.
NM - not meaningful

	First Quarter
	2019	2018
Segment income as a percent of net sales:
North America	31.3%	30.5%
International and Other	9.7%	8.0%

The Hershey Company
Consolidated Balance Sheets
as of March 31, 2019 and December 31, 2018
(in thousands of dollars)

Assets	2019	2018
	(unaudited)
Cash and cash equivalents	$465,965	$587,998
Accounts receivable - trade, net	694,136	594,145
Inventories	791,289	784,879
Prepaid expenses and other	265,539	272,159

Total current assets	2,216,929	2,239,181

Property, plant and equipment, net	2,108,075	2,130,294
Goodwill	1,803,601	1,801,103
Other intangibles	1,267,833	1,278,292
Other assets	459,754	252,984
Deferred income taxes	1,184	1,166

Total assets	$7,857,376	$7,703,020

Liabilities and Stockholders' Equity

Accounts payable	$500,633	$502,314
Accrued liabilities	650,657	679,163
Accrued income taxes	74,562	33,773
Short-term debt	1,168,780	1,197,929
Current portion of long-term debt	3,553	5,387

Total current liabilities	2,398,185	2,418,566

Long-term debt	3,236,317	3,254,280
Other long-term liabilities	618,133	446,048
Deferred income taxes	181,381	176,860

Total liabilities	6,434,016	6,295,754

Total stockholders' equity	1,423,360	1,407,266

Total liabilities and stockholders' equity	$7,857,376	$7,703,020